                                                                      EXHIBIT 99



                                                           For Immediate Release
                                                           ---------------------

LOCKHEED MARTIN ACHIEVES STRONG
1997 FINANCIAL PERFORMANCE

BETHESDA, Maryland, January 20, 1998 -- Lockheed Martin (NYSE:LMT) today announced that, based on net earnings excluding non-recurring and unusual items, its earnings per share, assuming dilution, for the fourth quarter of 1997 increased by 20% to $1.79, compared with $1.49 per share in the same 1996 period. For the entire year, comparable calculations reflect that earnings per share, assuming dilution, increased 11% to $6.05 for 1997, versus $5.44 for 1996. (Non-recurring and unusual items and their impact on results are described later.)

Net earnings for fourth-quarter 1997, excluding non-recurring and unusual items, increased 12% to $363 million, compared with $323 million for the same 1996 period. For the entire year, excluding non-recurring and unusual items, net earnings increased 7% to $1.29 billion, compared with $1.20 billion for 1996.

Fourth-quarter 1997 net sales reached $7.88 billion, a 3% increase over 1996 fourth-quarter revenues of $7.66 billion. For 1997, net sales reached $28.07 billion, a 4% improvement over 1996 revenues of $26.87 billion. Sales comparisons for the fourth quarter and 1997 reflect divestitures of non-core businesses, and the 1997 results include 12 months of revenues from Lockheed Martin's April 1996 combination with Loral, versus only nine months in 1996. Lockheed Martin's backlog also reflects the impact of divestitures and stood at $47.1 billion at year-end 1997, compared with $50.4 billion at the end of 1996.

"The year just completed was distinguished by a number of key indicators: strong free cash flow of nearly $900 million; organic sales growth of some 5%; realizing approximately $750 million in after-tax proceeds from divestitures of non-core businesses; capturing more than two-thirds of the dollar value of new business for which we competed; and a nearly flawless performance of our advanced-technology systems, products and services," said Vance D. Coffman, who was named vice chairman and chief executive officer of Lockheed Martin during 1997.

Non-recurring and unusual items in the fourth quarter of 1997 included a tax-free gain of $311 million following a transaction with the General Electric Company (GE) and after-tax charges of $303 million. The strategic transaction with GE resulted in Lockheed Martin exchanging two non-core business units, the Corporation's investment in a telecommunications partnership and approximately $1.6 billion in cash for all outstanding shares of Lockheed Martin Series A convertible preferred stock held by GE. The charges were identified in connection with the Corporation's review of non-strategic lines of business, and non-core investments and certain other assets.

Non-recurring items in the fourth quarter of 1996 included a net after-tax gain of $351 million resulting principally from the exchange of Martin Marietta Materials stock, and after-tax charges of $209 million resulting from the financial impacts of a conservative corporate strategy regarding its environmental remediation business and other corporate actions.

Including the aforementioned non-recurring and unusual items, net earnings for fourth-quarter 1997 decreased 20% to $371 million, compared with $465 million for the same 1996 period. For the entire year, including the aforementioned non-recurring and unusual items, earnings decreased by 3% to $1.30 billion, compared with $1.35 billion for 1996.

Based on net earnings including the aforementioned non-recurring and unusual items, earnings per share, assuming dilution, for the fourth quarter of 1997 decreased by 14% to $1.83, compared with $2.14 per share in the same 1996 period. For the entire year, comparable calculations reflect that earnings per share, assuming dilution, were $6.09 for each period.

All earnings per share amounts have been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Prior year amounts computed under the new standard do not differ significantly from amounts computed under previous guidance. For the sole purpose of calculating 1997 earnings per share under Securities and Exchange Commission guidelines, the excess fair value of assets transferred to GE over the carrying value of the preferred stock -- approximately $1.8 billion -- is required to be deducted from net earnings to determine net earnings available to common shareholders.


As shown on the attached financial tables, this deduction has a significant impact on the earnings per share calculation, but does not impact reported 1997 earnings. Due to the unusual nature of this item and because the preferred stock redemption was an equity transaction, the earnings per share amounts discussed herein exclude its impact.

Coffman stated, "We completed major strategic actions in 1997 to better position the Corporation for the future and achieved virtually all of our performance objectives for the year. Going forward, we plan to take measures to create additional shareholder value."

Coffman emphasized that consolidation actions resulting from previous transactions are nearly completed and Lockheed Martin is on track to meet or exceed its goal of $2.6 billion in annual steady state savings that are enhancing competitiveness and profitability and greatly reducing customer costs.

Coffman also highlighted the Corporation's planned $11.6-billion strategic combination with Northrop Grumman, which will enhance Lockheed Martin's position in defense electronics, systems integration, information technology and aeronautics markets. The combination is on schedule to be completed during first quarter 1998. The consolidation plan to be announced following the closing of the transaction is expected to produce additional efficiencies, including cost savings benefiting customers, shareholders and employees.

"In sum, the past 12 months have been extremely successful and illustrate the effectiveness of consolidation based on cultural integration, teamwork, Mission Success, and customer responsiveness. We are continuing to build on the solid foundation created by Dan Tellep and Norm Augustine, the first two chairmen and chief executive officers of Lockheed Martin, whose leadership created an exciting new Corporation with great long-term potential," Coffman said.

"Our objectives for the next 12 months include successfully integrating Northrop Grumman operations with Lockheed Martin; continued strong cash flow and earnings per share growth; increased productivity and continued dedication to 100% Mission Success; and potential portfolio shaping and selective investments in high-margin/high-growth businesses," he added.


"Our overarching goal is to produce superior shareholder returns from our core lines of business and achieve profitable growth," said Coffman


Headquartered in Bethesda, Maryland, Lockheed Martin is a highly diversified global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's core businesses span space and telecommunications, electronics, information and services, aeronautics, energy and systems integration.

                                      ###



CONTACTS:
News Media: Charles Manor, Lockheed Martin News & Information, 301/897-6258 Analysts/Investors: James Ryan, Lockheed Martin Investor Relations, 301/897-6584



     For further information, visit the Lockheed Martin Web Site at www.lmco.com

                                                                    Attachment 1

                                1997 IN REVIEW
                                --------------


In announcing 1997 earnings, Vance D. Coffman, Lockheed Martin's vice chairman and CEO, cited additional events, program awards and Mission Success achievements during the year with positive implications for Lockheed Martin's outlook:

 . The Corporation completed its transaction to reposition 10 business units as a new independent company, L-3 Communications, with Lockheed Martin retaining approximately a 35% equity stake in the new company;

 .  Lockheed Martin and the Intersputnik International Organization of Space
   Communications formed a joint venture, Lockheed Martin Intersputnik, to initially provide telecommunications services to customers in Eastern Europe, South Asia, Africa and the Commonwealth of Independent States;

 . The F-22 Raptor air superiority fighter achieved first flight, positioning the program for procurement of the first production aircraft;

 .  The Corporation reached Joint Strike Fighter teaming agreements with Northrop
   Grumman and British Aerospace and began component production for two concept demonstrator aircraft;

 . During the year, the Corporation had an unprecedented number of successful launches, including eight Space Shuttle External Tanks, four Titan IV rockets, eight Atlas boosters, one Athena I (formerly the Lockheed Martin Launch Vehicle), three Russian Proton rockets; and through United Space Alliance, a joint venture with Boeing, prepared the space shuttle for flight on its eight 1997 missions;

 . Lockheed Martin was selected as one of two companies awarded development contracts for the U.S. Air Force's Evolved Expendable Launch Vehicle (EELV) family of rockets comprising the Corporation's common core booster(TM) design;

 . During 1997, fifty-four commercial satellites, four civil and four military satellites manufactured by Lockheed Martin were successfully launched, including the first A2100 bus completed at the Corporation's new Commercial Satellite Center. Six new orders were received during the year for the A2100 communications satellite;

 .  Lockheed Martin successfully supported two NASA missions to Mars. The
   Lockheed Martin-built Mars Global Surveyor spacecraft successfully entered orbit around Mars and the Pathfinder spacecraft landed safely on Mars assisted by a Lockheed Martin-built aeroshell;

 . During the year, Lockheed Martin received 25 domestic and international postal contracts with a total order value of $437 million to provide advanced recognition, automation, material handling and information management systems;

 .  The Corporation received the first major production contract for the Japanese
   F-2 fighter program, which it is helping produce. The program has a multi-billion dollar potential value. Korea's KTX-2 trainer, which the Corporation also is helping develop, received full-scale development approval from the Korean government;

 . The Lockheed Martin/Texas Instruments Javelin joint venture received a $745-million contract for full-rate production of the anti-armor missile system for the U.S. Army and Marine Corps;

 . Orders were received from the United States and Italy for 47 C-130J aircraft in 1997, bringing total orders and options to 145 aircraft;

 . The Corporation was awarded a contract by Raytheon for six tactical mobile radars for a $1.4-billion Brazilian program to provide a comprehensive surveillance system that will monitor the Amazon Region;

 . The Lockheed Martin/Tenix joint venture was selected to manage to completion the $1-billion Jindalee Operational Radar Network, a wide-area surveillance system of over-the-horizon radars in Australia;

 . Lockheed Martin was selected by the Spanish Ministry of Defense to provide combat systems for that nation's new F-100 class Navy frigates;

 . The Corporation received a follow-on order from Singapore for 12 F-16 aircraft and a total of 117 F-16 aircraft were delivered in 1997, bringing to more than 3,600 the number of F-16 deliveries since program inception;

 .  Lockheed Martin received a $1 billion, 10-year contract to help the Federal
   Aviation Administration modernize the nation's air traffic control system;

 . The U.S. Patent and Trademark Office awarded an eight-year, $254-million program to Lockheed Martin for information systems development and maintenance;

 . Lockheed Martin's X-33 reusable launch vehicle successfully completed a critical design review, providing go-ahead for assembly of the subscale prototype;

 .  Lockheed Martin also was selected as the North American Numbering Plan
   Administrator and signed four Local Number Portability contracts, serving phone carriers in 24 states. Local number portability allows customers to keep existing telephone numbers if they switch local service providers;

 . The Environmental Protection Agency awarded Lockheed Martin two five-year contracts totaling nearly $500 million to support the agency's computing and telecommunications requirements.


                                      ###

LOCKHEED MARTIN CORPORATION
Consolidated Results
(In millions, except per share data)

                                                     Attachment 2

                                                    QUARTER ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                                    --------------------------           -----------------------
                                                  1997      1996      % Change         1997       1996     % Change
                                                  ----      ----      --------         ----       ----     --------
Net Sales                                        $7,878    $7,662        3%          $28,069    $26,875       4%

Earnings before Interest and Taxes               $  666    $  801      -17%          $ 2,779    $ 2,733       2%

Interest Expense                                 $  227    $  214        6%          $   842    $   700      20%

Pre-tax Earnings                                 $  439    $  587      -25%          $ 1,937    $ 2,033      -5%

Income Taxes                                     $   68    $  122      -44%          $   637    $   686      -7%

  Effective Tax Rate                                 15%       21%     N/M                33%        34%    N/M

Net Earnings                                     $  371    $  465      -20%          $ 1,300    $ 1,347      -3%

Earnings Per Share Assuming No Dilution:
  Earnings before redemption of preferred stock  $ 1.95    $ 2.41      -19%          $  6.73    $  6.80      -1%
  Redemption of Series A preferred stock          (9.79)       -       N/M             (9.85)        -      N/M
  Net (loss) earnings per common share           ($7.84)   $ 2.41      N/M            ($3.12)   $  6.80     N/M

Average shares assuming no dilution              186.5     185.2                      185.3      189.1

Earnings Per Share Assuming Full Dilution:
  Earnings before redemption of preferred stock  $ 1.83    $ 2.14      -14%          $  6.09    $  6.09       0%
  Redemption of Series A preferred stock          (8.99)       -       N/M             (8.55)        -      N/M
  Net (loss) earnings per common share               *     $ 2.14      N/M                *     $  6.09     N/M

Average shares assuming full dilution             203.2     216.2                      213.5      221.3

*Antidilutive

LOCKHEED MARTIN CORPORATION
Other Financial Information
(In millions, except per share data and percentages)


RECONCILIATION OF EARNINGS EXCLUDING NONRECURRING AND UNUSUAL ITEMS

                                                        QUARTER ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                        --------------------------              -----------------------
                                                           1997            1996                  1997           1996
                                                           ----            ----                  ----           ----
Net Earnings - As Reported                                $371             $465                $1,300         $1,347
Gain on Redemption of Preferred Shares                   ($311)              $0                 ($311)            $0
Gain on Materials Stock Exchange                            $0            ($351)                   $0          ($351)
Nonrecurring and Unusual Charges                          $303             $209                  $303           $209
Adjusted Net Earnings                                     $363             $323                $1,292         $1,205

Earnings per Share, Assuming Full Dilution -
   As Reported                                           $1.83            $2.14                 $6.09          $6.09
Effect of Nonrecurring and Unusual Items                ($0.04)          ($0.65)               ($0.04)        ($0.65)
Adjusted Earnings per Share, Assuming Full Dilution      $1.79            $1.49                 $6.05          $5.44


OTHER FINANCIAL INFORMATION
                                                        QUARTER ENDED DECEMBER 31,              YEAR ENDED DECEMBER 31,
                                                        --------------------------              -----------------------
                                                           1997            1996                  1997           1996
                                                           ----            ----                  ----           ----
EBIT to Sales Margin                                       8.5%           10.5%                  9.9%          10.2%
Amortization of Goodwill and Contract Intangibles
 Resulting form Prior Acquisitions (pretax)               $109            $110                  $446           $402



                                                                    12/31/97                     12/31/96
                                                                    --------                     --------
Backlog                                                              $47,059 *                    $50,406

Total Debt                                                           $11,898 *                    $11,478
----------                                                          --------                     --------
 Long-term (including current maturities)                            $11,404 *                    $10,368
 Short-term                                                             $494 *                     $1,110

Cash and Cash Equivalents                                                 $0 *                         $0

Stockholders' Equity                                                  $5,176 *                     $6,856

Total debt-to-capital                                                  69.7% *                      62.6%

* Preliminary

LOCKHEED MARTIN CORPORATION
Segment Results Excluding Nonrecurring and Unusual Items
(In millions)


                                                     QUARTER ENDED DECEMBER 31,                       YEAR ENDED DECEMBER 31,
                                                     --------------------------                       -----------------------

                                                     1997       1996      % Change              1997           1996        % Change
                                                     ----       ----      --------              ----           ----        --------
Space & Strategic Missiles
--------------------------
Net Sales                                            2,475       2,205        12%               8,303           7,904           5%
Segment EBIT                                           298         208        43%               1,140             998          14%
Margins                                              12.0%        9.4%                          13.7%           12.6%
Amortization of Goodwill & Contract Intangibles          7           7         0%                  29              29           0%

Electronics
-----------
Net Sales                                            1,877       2,080       -10%               7,069           6,675           6%
Segment EBIT                                           216         263       -18%                 663             673          -1%
Margins                                              11.5%       12.6%                           9.4%           10.1%
Amortization of Goodwill & Contract Intangibles         54          61       -11%                 228             199          15%

Information & Services*
-----------------------
Net Sales                                            1,510       1,623        -7%               6,468           5,893          10%
Segment EBIT                                            63         159       -60%                 326             376         -13%
Margins                                               4.2%        9.8%                           5.0%            6.4%
Amortization of Goodwill & Contract Intangibles         26          28        -7%                 107              92          16%

Aeronautics
-----------
Net Sales                                            1,945       1,619        20%               6,045           5,596           8%
Segment EBIT                                           217         122        78%                 656             487          35%
Margins                                              11.2%        7.5%                          10.9%            8.7%
Amortization of Goodwill & Contract Intangibles         20          20         0%                  80              80           0%

Energy & Other**
----------------
Net Sales                                               71         135       -47%                 184             807         -77%
Segment EBIT                                            18         (9)        N/M                 140             141          -1%
Margins                                                 N/M        N/M                            N/M             N/M

* 1996 and 1Q 1997 include the operations of certain businesses split off as L3 Communications Corporation effective March 30, 1997.

** 1996 results include the operations of Martin Marietta Materials, Inc., which was divested in the fourth quarter of 1996.